                                                                   EXHIBIT 10.56

                      TRANSITION POWER PURCHASE AGREEMENT
                                    (OSWEGO)

       This Transaction Power Purchase Agreement (the "Agreement") is entered into as of this 1st day of April 1999 between Niagara Mohawk Power Corporation ("Niagara Mohawk"), a New York corporation, and Oswego Harbor Power LLC, ("Producer") (each individually a "Party", or collectively the "Parties").

       WHEREAS in November 1997 and on March 6, 1998 Niagara Mohawk filed its Plan for Divestiture of it's Non-Nuclear Electric Generating Facilities (the "Plan") with the New York State Public Service Commission;

       WHEREAS on May 6, 1998 the New York State Public Service Commission approved the Plan subject to certain conditions;

       WHEREAS Niagara Mohawk has conducted a Non-Nuclear Generation Divestiture Auction ("Auction") to divest itself of its non-nuclear electrical generating facilities, including it's Oswego generating facilities;

       WHEREAS Producer has entered into an agreement ("Asset Sales Agreement", or "ASA") to acquire certain facilities from Niagara Mohawk, consisting of it's Oswego generating facilities located in the City of Oswego, New York; and

       WHEREAS pursuant to the ASA Niagara Mohawk and Producer agreed to enter into Transition Power Purchase Agreements pursuant to which; for a certain period of time, Niagara Mohawk is to have the option to purchase from Producer certain quantities of electricity generated by the facilities

       NOW THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

       Whenever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this
Article 1.

       "Asset Sales Agreement" or "ASA" shall mean the Asset Sales Agreement dated as of April 1, 1999, between Niagara Mohawk Power Corporation, Rochester Gas and Electric, NRG Energy, Inc., and Oswego Harbor Power LLC.

       "Business Day" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in New York City are authorized by law or other governmental action to close; and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Eastern Standard (or Daylight) time.

       "Closing" shall mean the closing of the transactions contemplated by the ASA.

       "Closing Date" shall mean the date and time at which the Closing actually occurs.

       "Delivery Point" shall mean the point at which the interconnection facility is connected to the transmission system as is indicated on a one-line diagram included as part of Exhibit A of the Interconnection Agreement.

       "Electricity" shall have the same meaning as Power.

       "Force Majeure" means (with respect to Firm Transactions) an event not anticipated as of the Effective Date which is not within the reasonable control of the Party claiming Force Majeure (the "Claiming Party"), and which, by the exercise of due diligence, the Claiming Party, is unable to overcome or avoid or cause to be avoided. Force Majeure includes, but is not restricted to: acts of God; fire; civil disturbance; labor dispute, labor or material shortage; sabotage; action or restraint by court order to public or governmental authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such government action); provided, however, that an event of Force Majeure shall not include (i) the loss of Niagara Mohawk's power markets; (ii) Niagara Mohawk's inability economically to use or resell Power purchased hereunder, (iii) the loss or failure of Producer's Power supply; (iv) Producer's ability to sell Power to a market at a more advantageous price.

       "Good Utility Practice" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region and consistently adhered to by Niagara Mohawk. Good Utility Practices shall include, but not be limited to North American Electric Reliability Council ("NERC") Criteria & Guidelines, Northeast Power Coordinating Council ("NPCC") Criteria & Guidelines, New York State Reliability Council ("NYSRC") if any, and New York Power Pool ("NYPP") criteria, rules and standards, as they may be amended from time to time including the rules, guidelines and criteria of any successor organization to the foregoing entities.

       "Interconnection Agreement" shall mean a separate Interconnection Agreement between Niagara Mohawk Power Corporation and Oswego Harbor Power LLC, or its permitted assigns.

       "Interest Rate" means, for any date, the interest equal to the Prime Rate as may from time to time be published in The Wall Street Journal under "Money Rates".

       "Market Price": Means, prior to the commencement of the NYISO, NIAGARA MOHAWK's weighted average purchases and sales in the NYPP for each hour as found in the NIAGARA MOHAWK's Energy Management System log line 6033-19, and on or after the commencement of the NYISO, the real time locational based market price ("LBMP") paid to Producers for energy for each hour, at the Unit's bus bar or the region in which the Unit's bus bar is located, specified and published by the NYISO.

       "New York Independent System Operator" or "NYISO" shall mean an organization formed in accordance with orders of the Federal Energy Regulatory Commission to administer the operation of the transmission system of New York State, to provide equal access to the bulk power-transmission system and to maintain the reliability of the transmission system of New York State.

       "Power" means electric operating capacity as measured in MW or KW and/or energy as measured in MWh or KWh. Energy purchased hereunder will include applicable reserves (operating capacity), unless the Parties expressly agree otherwise.

       "Price" means the price to be paid per unit as specified by Niagara Mohawk to Producer for the purchase of Power, including the energy price, demand charges, transmission charges and any other charges pursuant to Article 2.

       "Quantity" means that quantity of Power that Producer agrees to make available or sell and deliver, or cause to be delivered, to Niagara Mohawk, and that Niagara Mohawk agrees to purchase and receive, or cause to be received, from Producer pursuant to Article 3.

       "Scheduling" or "Schedule" means the acts of Producer, Niagara Mohawk and/or their designated representatives, including each Party's Transmission Providers, if applicable, of notifying, requesting and confirming to each other the quantity and type of Power to be delivered on a given hour, day or days at a specified Delivery Point.

       "Start-Up Notification" shall mean 24 hours when the Unit has not been on-line for the previous 36 hours and shall mean 11 hours when the Unit has been on-line within the previous 36 hours but has not been on-line within the previous 10 hours and shall mean 7 hours if the unit has been on-line within the previous 10 hours.

       "Transmission Providers" means the entity or entities transmitting or transporting the Power on behalf of Producer or Niagara Mohawk from the Delivery Point.

       "Units" each of two steam generating units, Oswego 5 and 6, with unit Maximum Capacity, Minimum Capacity, and Minimum Down Times as set forth in Schedule A.

                                   ARTICLE 2
                                  TRANSACTIONS

2.1 Term of Agreement. Term of NIAGARA MOHAWKs obligations to pay for energy and/or capacity and/or installed capacity and/or Power and PRODUCER's obligations to deliver energy and/or capacity and/or installed capacity and/or Power will begin upon the Closing Date of the ASA and will end on the fourth anniversary of the Closing Date. Term of PRODUCER's obligations under Article 9 will begin upon the fourth annivarsary of the Closing Date and end on the eight annivarsay of the Closing Date.

2.2    Compensation. On each date on which payment is due pursuant to Article
4.1 ("Payment Date"):

(I) NIAGARA MOHAWK shall pay to PRODUCER one-twelfth of the Fixed Payment for the preceding month.

(II) In addition to the foregoing, if NIAGARA MOHAWK has exercised the Electricity Call Option with respect to any hour during a month, then on the Payment Date immediately after such month NIAGARA MOHAWK shall pay to PRODUCER (i) for each hour an aggregate amount equal to the product of (X) the Electricity Call Quantity for such hour multiplied by (Y) the Fixed Price ("P(c)") for such hour set forth in Schedule C hereto, plus

       (ii) the aggregate Start-Up Fee as set forth in Schedule C for each such hour, provided that (x) a warm Start-Up Fee shall apply and a cold start Start-Up Fee shall not apply with respect to an hour if the respective Unit has been off-line for the preceding 1 hour, but was on-line during any time in the preceding 36 hours, and (y) a cold Start-Up Fee shall apply, and a warm Start-up Fee shall not apply, if the Unit has been off-line for the preceding 36 hours. Notwithstanding the provision of (x) and (y), a Start-Up Fee shall not apply if the Unit was on-line in the preceding hour.

(III) In addition to the foregoing, if NIAGARA MOHAWK has exercised the Installed Capacity Call Option with respect to any month, then on the Payment Date immediately after such month, NIAGARA MOHAWK shall pay to PRODUCER the product of (X) $1.67/kw-mo, times (Y) the Installed Capacity Call Quantity.

Compensation Adjustment. In the event Producer fails to deliver the full Electricity Call Quantity and fails to use Good Utility Practice, Niagara Mohawk shall reduce the Fixed Payments due by an amount equal to the product of (X) the portion of the Electricity Call Quantity not delivered, times (Y) the difference between the Market Price and Pc as identified in Schedule C, for the respective hour.

2.3 Delivery Point. Except as provided in Article 3.1.1, Producer will make all of the operating capacity and energy of the Units available to Niagara Mohawk at the Delivery Point.

                                    ARTICLE3
                                   SCHEDULING

3.1    Purchase and Sale of Entitlement to Output of Units

3.1.1 Electricity Call Option. With respect to each hour, NIAGARA MOHAWK shall have the right, but not the obligation, to specify a quantity of electricity to be delivered at the Delivery Point (the "Electricity Call Quantity"). Notwithstanding the foregoing, provided PRODUCER uses Good Utility Practice to keep the Units available, PRODUCER shall retain the right to refuse the portion of an Electricity Call Quantity for a Unit if the Unit is unexpectedly unavailable or derated sufficiently to be unable to fulfill the portion of the Electricity Call Quantity. PRODUCER shall immediately notify NIAGARA MOHAWK of any such refusal, the reason for such refusal and the Electricity Call Quantity refused. At the request of NIAGARA MOHAWK, PRODUCER shall provide evidence of such Unit unavailability or derate. Any exercise that is refused in accordance herewith shall be deemed not to have been exercised to the extent of the Electricity Call Quantity so refused.

       Electricity Call Quantities shall be subject to the following limitations: (i) no individual Unit Electricity Call Quantity nomination schedule can change in succeeding hours by more than its response rate (set forth in Schedule A hereto); (ii) Minimum Capacity and Minimum Down Time (set forth in Schedule A hereto), must be adhered to in the nomination of Call Quantities (e.g. to adhere to the Minimum Down Time, if a Electricity Call Quantity is scheduled to zero, the Electricity Call Quantity cannot exceed zero again until the Minimum Down Time is met), (iii) the Electricity Call Quantity for an hour is limited to the sum of (A) the lesser of 850 MW or the dependable maximum net capability ("DMNC") of the Unit 5 from the summer 1999 test ("Unit 5 Capacity") for a maximum of four consecutive hours in one day, or 90% of Unit 5 Capacity at all other times, plus (B) Installed Capacity Call Quantity, (iv) the aggregate contract year Electricity Call Quantity cannot exceed the amount set forth in Schedule B hereto.

       PRODUCER shall have the right to supply the Electricity from other sources adjusted for any differences in value between the Delivery Point and the actual point of delivery. Such value differences may include, but not limited to, electrical line losses and congestion. In the event PRODUCER chooses an alternate source and delivery point, the start-up fee, if applicable, shall be the lesser of the Start-Up Fee defined in Article 2.2 (II) or the actual start-up cost incurred by Producer in connection with the alternate supply source.

3.1.2 Electricity Call Option Exercise Procedure. NIAGARA MOHAWK may exercise the Electricity Call Option with respect to any hour by delivery of an exercise notice to PRODUCER (which may be delivered orally, including by telephone). Any such notice shall specify the relevant hour and Electricity Call Quantity (in
MWh), and shall be given prior to notification to the NYISO for day ahead first settlement bids and schedule requests. If any notice is delivered orally, NIAGARA MOHAWK will execute and deliver a written confirmation confirming the substance of that notice within two Business Days of that notice. Failure to provide that written confirmation will not affect the validity of that oral notice.

      In the event PRODUCER plans to enter into a bilateral transaction which would limit its ability to honor NIAGARA MOHAWK's exercise of its option, PRODUCER shall notify NIAGARA MOHAWK (which may be delivered orally, including by telephone) of the applicable period and NIAGARA MOHAWK shall respond with a notice (which may be delivered orally, including by telephone) whether to elect to exercise its option with respect to such restricted period. Niagara Mohawk shall provide such response notice within 4 business hours with respect to a period commencing within 7 days of the initial notice and 1 day otherwise. In the event the bilateral transaction does not occur, NIAGARA MOHAWK shall have the right to exercise its call option during that period. At the request of Niagara Mohawk, Producer must provide evidence of such bilateral transaction.

3.2.1 Installed Capacity. NIAGARA MOHAWK shall retain the right to claim the Unit 5 Capacity at the Delivery Point, and PRODUCER must provide such installed capacity, for NIAGARA MOHAWK's capacity requirements to the NYPP or the NYISO. In the event the PRODUCER is unable to provide installed capacity acceptable to the NYPP or NYISO in the amount claimed by NIAGARA MOHAWK from its own sources, the PRODUCER must procure the installed capacity from the market and provide it to NIAGARA MOHAWK at no additional cost to NIAGARA MOHAWK. In the event the PRODUCER fails to provide such capacity, PRODUCER shall be charged a penalty equivalent to the greater of (i) the penalty rate assessed by the NYPP or NYISO, or (ii) the capacity rate component of NIAGARA MOHAWK's Service Classification Number 6 Tariff. It is understood that no penalty shall be assessed for the unit unavailability during the Fall 1999 outage.

3.3.1 Installed Capacity Call Option. With respect to each month, NIAGARA MOHAWK shall have the right, but not the obligation, to specify a quantity of installed capacity (the "Installed Capacity Call Quantity") up to 350 MW.

3.3.2 Installed Capacity Call Option Exercise Procedure. NIAGARA MOHAWK may exercise the Installed Capacity Call Option with respect to any month by delivery of an exercise notice to PRODUCER (which may be delivered orally, including by telephone). Any such notice shall specify the relevant month and Electricity Call Quantity (in MW), and shall be given prior to the start of each Capability Period (the summer Capability Period shall include the calendar months of May, June, July, August, September, and October, and the winter Capability Period shall include all other calendar months). If any notice is delivered orally, NIAGARA MOHAWK will execute and deliver a written confirmation confirming the substance of that notice within two Business Days of that notice. Failure to provide that written confirmation will not affect the validity of that oral notice.

                                   ARTICLE 4
                                    PAYMENT

4.1 Payment. Producer shall provide Niagara Mohawk with an invoice setting forth the quantity of Power which was delivered to Niagara Mohawk, during the preceding calendar month, the total amount due from Niagara Mohawk, and any applicable supporting documentation. Niagara Mohawk shall remit the amount due by wire transfer, or as otherwise agreed, pursuant to Producer's invoice instructions, on the later of fifteen days from receipt of Producer's invoice or the twenty-fifth (25th) day of the calendar month in which the invoice is rendered.

4.2 Overdue Payments. Overdue payment shall accrue interest at the Interest Rate plus 2% from, and including, the due date to, but excluding, the date of payment.

4.3 Billing Dispute. If Niagara Mohawk, in good faith, disputes an invoice, Niagara Mohawk shall immediately notify Producer of the basis for the dispute and pay the portion of such statement conceded to be correct no later than the due date. If any amount withheld under dispute by Niagara Mohawk is ultimately determined (under the terms herein) to be due to Producer, it shall be paid within one (1) Business Day of such determination along with interest accrued at the Interest Rate until the date paid. Inadvertent overpayments shall be returned by Producer upon request or deducted by Producer from subsequent payments, with interest accrued at the Interest Rate from the date originally paid until the date paid or deducted.

                                   ARTICLE 5
                                 FORCE MAJEURE

5.1 Performance Excused. If either Party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under the Agreement, then, for only the pendency of such Force Majeure, the Party affected by the event (other than the obligation to make payments then due or becoming due with respect to performance which occurred prior to the event) shall be temporarily relieved of its obligations insofar as they are affected by Force Majeure but for no longer period. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof within two (2) Business Days after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure; provided, however, that this provision shall not require Producer to deliver, or Niagara Mohawk to receive, Power at points other than the Delivery Point.

                                   ARTICLE 6
                           TITLE TRANSFER; LIABILITY

6.1 Title and Risk of Loss. Title to and risk of loss related to the Quantity shall transfer from Producer to Niagara Mohawk at the Delivery Point. Producer warrants that it will deliver to Niagara Mohawk the Quantity free and clear of all liens, claims and encumbrances arising prior to the Delivery Point.

6.2 Indemnity. Each Party shall indemnify, defend and hold harmless the other Party from any Claims arising from any act or incident occurring during the period when control and title to Power is vested, as between the Parties as provided in Article 6.1, in the indemnifying Party. "Claims" means all claims or actions, threatened or filed and, whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys' fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

6.3 Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of this Agreement

                                   ARTICLE 7
                                      LAW

7.1 Governing Law and Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WiTHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Any law suits arising under this AGREEMENT shall be instituted in the Federal or State courts of New York located in the City of Syracuse and each party hereby irrevocably submits to the in personam jurisdiction of such courts. Each Party herein waives its respective right to a jury trial with respect to any litigation arising under or in connection with this Agreement or any Transaction.

                                   ARTICLE 8
                                 MISCELLANEOUS

8.1 Assignment. Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party; provided, however, either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements, (ii) transfer or assign this Agreement to an affiliate of such Party either (A) which affiliate's creditworthiness is not materially different than that of such Party, or (B) in connection with the assignment of the rights under the ASA to acquire the Oswego Station, or (iii) transfer or assign this Agreement to any person or entity purchasing or otherwise succeeding to all or substantially all of the assets of such Party; provided, however, that in each such case, any such assignee shall agree to in writing be bound by the terms and conditions hereof.

8.2  Notices.

TO NIAGARA MOHAWK:

NOTICES & CORRESPONDENCE:                  SCHEDULING:
-------------------------                  -----------
Niagara Mohawk Power Corporation           (315) 460-2468
Supply Services - HCB#3                    (315) 460-2425
300 Erie Boulevard West                    Fax - (315) 460-2122
Syracuse, New York 13202-4250
Phone: (315) 460-2341                      DISPATCHERS:
Phone: (315) 460-2271                      ------------
Fax: (315) 460-2660                        (315) 460-2120
                                           (315) 460-2130
INVOICES:                                  Fax - (315) 460-2197
----------
Niagara Mohawk Power Corporation           CHECK PAYMENTS:
                                           ---------------
Power Scheduling and Billing - HCB#3       Niagara Mohawk Power Corporation
300 Erie Boulevard West
Syracuse, New York 13202-4250              Misc. Accounts Receivable C-3
Phone: (315) 460-2190                      300 Erie Boulevard West
Fax: (315) 460-2494                        Syracuse, New York 13202-4250

                                           PAYMENTS BY WIRE:
                                           -----------------
                                           Citibank New York
                                           Account #: 40662754
                                           ABA Routing #: 021000089
                                           Credit To: Niagara Mohawk Power Corp.

TO PRODUCER:

NOTICES & CORRESPONDENCE:                  PAYMENTS:
-------------------------                  --------
Oswego Harbor Power LLC                    Oswego Harbor Power LLC
C/o NRG Power Marketing, Inc.

1221 Nicollet Mall                  1221 Nicollet Mall
Suite 700                           Suite 700
Minneapolis, Minnesota 55403        Minneapolis, Minnesota 55403
Attn: Dan Hudson                    Attn: Mark Anderson
Fax No.: (612) 373-5430             Fax No.: (612) 373-5430
Phone No.: (612)373-8864            Phone No.: (612) 373-5450


INVOICES:                           SCHEDULING:
---------                           -----------

Oswego Harbor Power LLC             Oswego Harbor Power LLC
                                    C/o NRG Power Marketing, Inc.
1221 Nicollet Mall                  1221 Nicollet Mall
Suite 700                           Suite 700
Minneapolis, Minnesota 55403        Minneapolis, Minnesota 55403
Attn: Mark Anderson                 Attn: Dan Hudson
Fax No.: (612) 373-5430             Fax No.: (612) 373-5430
Phone No.: (612) 373-5450           Phone No.: (612) 373-8864

8.3 General. The Agreement shall be considered for all purposes as prepared through the joint efforts of the parties and shall not be construed against one party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof. No amendment or modification to this Agreement shall be enforceable unless reduced to writing and executed by both Parties. This Agreement shall not impact any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement). No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement. The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation. The headings used herein are for convenience and reference purposes only. All indemnity and audit rights shall survive the termination of this Agreement for six years.

8.4. Audit. If requested, a Party shall provide to the other Party statements evidencing the Quantities of Power delivered at the Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of one (1) year from the rendition thereof.

                                    ARTICLE 9
                         ADDITIONAL CONTINGENT PAYMENTS

9.1 Additional Contingent Payments. Beginning on the fourth annivarsary of the Closing Date, and ending on the eighth anniversary of the Closing Date, PRODUCER shall pay to NIAGARA MOHAWK monthly an amount equal to one-half of (i) the Unit 5 Capacity, multiplied by (ii) the amount by which the net capacity payment received by PRODUCER for such month (as calculated on a kW-yr basis) exceeds $30/kW-yr (in 1999 dollars). This payment is based upon the assumption that post 2004 property taxes would not exceed $3.5 million dollars annually and each payment would be reduced by one-twelfth of the amount of any such excess property tax. At Niagara Mohawks request PRODUCER shall provide written documentation of capacity payments. The intent of this Article 9 is to measure the market value of capacity and, for determination of this obligation, PRODUCER shall not subsidize capacity sales through sale of other services (for example energy and/or ancillary services). Payment terms shall be consistent with
Article 4.

      The Parties have executed this Transition Power Purchase Agreement in multiple counterparts to be construed as one effective as of the Closing Date.

OSWEGO HARBOR POWER LLC                  NIAGARA MOHAWK POWER
-----------------------                  CORPORATION

By: /s/ Michael O'Sullivan                By: /s/ Clement E. Nadeau
   -------------------------------           ----------------------
Name: Michael O'Sullivan                 Name: Clement E. Nadeau
     -----------------------------
Title: Authorized Representative         Title: Vice President Electric Delivery

Date:                                    Date: 4/1/99
     -----------------------------             --------------------

                 TRANSITION POWER PURCHASE 1ST AMENDMENT
                                    (OSWEGO)

      This 1st Amendment ("1st Amendment") to the Transaction Power Purchase Agreement dated April 1, 1998 (the "Agreement") is entered into as of this 21st day of July 1999 between Niagara Mohawk Power Corporation ("Niagara Mohawk"), a New York corporation, and Oswego Harbor Power LLC, ("Producer") (each individually a "Party", or collectively the "Parties").

      WHEREAS in November 1997 and on March 6, 1998 Niagara Mohawk filed its Plan for Divestiture of it's Non-Nuclear Electric Generating Facilities (the "Plan") with the New York State Public Service Commission;

      WHEREAS on May 6, 1998 the New York State Public Service Commission approved the Plan subject to certain conditions;

      WHEREAS Niagara Mohawk has conducted a Non-Nuclear Generation Divestiture Auction ("Auction") to divest itself of its non-nuclear electrical generating facilities, including it's Oswego generating facilities;

      WHEREAS Producer has entered into an agreement ("Asset Sales Agreement", or "ASA") to acquire certain facilities from Niagara Mohawk, consisting of it's Oswego generating facilities located in the City of Oswego, New York; and

      NOW THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

1. Terms used with initial capitalization in this 1st Amendment shall have the meanings specified or referred to in the Agreement.

2. Article 1 of the Agreement shall be amended by adding the following terms and definitions thereto in appropriate alphabetical order:

             "Market Mitigation Installed Capacity Call Option(s)" shall mean the option to purchase installed capacity set forth in Article 9.2 hereof.

             "Mitigation Year" shall mean, for the period commencing on the day following the fourth anniversary of the Closing Date and ending on the eighth anniversary of the Closing Date, the annual period commencing on the day following an anniversary of the Closing Date and ending on the next succeeding anniversary of the Closing Date. The term "First Mitigation Year" shall mean the Mitigation Year commencing on the day following the fourth anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date, and the terms "Second Mitigation Year," "Third Mitigation Year" and "Fourth Mitigation Year" shall have the corresponding meanings for subsequent annual periods.

           "Qualifying Bid" shall have the meaning set forth in the second paragraph of Article 9.2.

3. Article 2.2 of the Agreement shall be amended by adding the following clause (IV) thereto:

      (IV) In addition to the foregoing, if NIAGARA MOHAWK has exercised a Market Mitigation Installed Capacity Call Option with respect to any applicable Mitigation Year, then on the Payment Date immediately after each respective month during such Mitigation Year, NIAGARA MOHAWK shall pay to PRODUCER $1,772,250.

4.    Article 9 of the Agreement shall be amended by adding the following
Article 9.2 thereto:

      9.2 Oswego Market Mitigation.. With respect to each Mitigation Year, NIAGARA MOHAWK shall have the right, but not the obligation, to purchase 425 MW of installed capacity. NIAGARA MOHAWK may exercise the Market Mitigation Installed Capacity Call Option with respect to any Mitigation Year by delivery, at any time prior to the date which is three months prior to the commencement of such Market Mitigation Installed Capacity Call Option, of an exercise notice to PRODUCER. Any such notice shall be in writing and shall specify the relevant Mitigation Year.

      PRODUCER shall have the right to terminate a Market Mitigation Installed Capacity Call Option at any time if it has presented NIAGARA MOHAWK a Qualifying Bid. A "Qualifying Bid" is any bone fide offer or offers by one or more third parties, not affiliated with PRODUCER, in the form of either an option to purchase or a firm purchase, of at least 425 MW of capacity for the applicable Mitigation Year at a fixed price. If the strike price of such Qualifying Bid is less than or equal to $4.17/kW-mo, Niagara Mohawk shall have the right, exercisable within 2 business days of receipt of the notice of the Qualifying Bid from PRODUCER, to enter into a binding agreement with PRODUCER on substantially the same terms and conditions as the Qualifying Bid. If the strike price of the Qualifying Bid is greater than $4.17/kW-mo, Niagara Mohawk shall have the right, exercisable within 2 days of receipt of the notice of the Qualifying Bid from PRODUCER to either (i) enter into a binding agreement with PRODUCER on substantially the same terms and conditions as the Qualifying Bid or (ii) exercise such Market Mitigation Installed Capacity Call Option. All remaining unexercised Market Mitigation Installed Capacity Call Options

Shall automatically terminate upon the determination by the New York Public Service Commission (or other applicable regulatory body) that circumstances have sufficiently changed so that the Market Mitigation Installed Capacity Call Options are no longer needed as market power mitigation measures.

PRODUCER shall have the right to substitute any capacity located or deliverable into Western New York for the Oswego capacity subject to the Market Mitigation Installed Capacity Call Options.

Capacity revenues resulting from the exercise by NIAGARA MOHAWK of any Market Mitigation Installed Capacity Call Option shall not be subject to the provisions of Article 9.1.

       The Parties have executed this 1st Amendment in multiple counterparts to be construed as one effective as of the Closing Date.


OSWEGO HARBOR POWER LLC                     NIAGARA MOHAWK POWER
                                            CORPORATION

By:  /s/ CRAIG A. MATACZYNSKI               By:  /s/ CLEMENT E. NADEAU
   ----------------------------                ---------------------------------
Name: Craig A. Mataczynski                  NAME: Clement E. Nadeau
Title: President                            Title: Vice President Electric Delivery

Date:    July 26, 1999                      Date:    7/26/99
     ----------------------------                -------------------------------

                     TRANSITION POWER PURCHASE 2nd AMENDMENT
                                    (OSWEGO)

       This 2nd Amendment ("2nd Amendment") to the Transition Power Purchase Agreement dated April 1, 1999, as amended by and the Transition Power Purchase 1st Amendment dated July 21, 1999 (collectively the "Agreement") is entered into as of this 19th day of October 1999 between Niagara Mohawk Power Corporation ("Niagara Mohawk"), a New York corporation, and Oswego Harbor Power LLC "Producer") (each individually a "Party", or collectively the "Parties").

       WHEREAS in November 1997 and on March 6, 1998 Niagara Mohawk filed its Plan for Divestiture of it's Non-Nuclear Electric Generating Facilities (the "Plan") with the New York State Public Service Commission;

       WHEREAS on May 6, 1998 the New York State Public Service Commission approved the Plan subject to certain conditions;

       WHEREAS Niagara Mohawk has conducted a Non-Nuclear Generation Divestiture Auction ("Auction") to divest itself of its non-nuclear electrical generating facilities, including it's Oswego generating facilities;

       WHEREAS Producer has entered into an agreement ("Asset Sales Agreement", or "ASA") to acquire certain facilities from Niagara Mohawk, consisting of it's Oswego generating facilities located in the City of Oswego, New York; and

       NOW THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

1. Terms used with initial capitalization in this 2nd Amendment shall have the meanings specified or referred to in the Agreement.

2. The first sentence of the second paragraph of Article 9.2 of the Agreement shall be deleted and replaced with "PRODUCER shall have the right to terminate a Market Mitigation Installed Capacity Call Option at any time if it has presented NIAGARA MOHAWK a Qualifying Bid, NIAGARA MOHAWK has declined or failed to exercise this Option pursuant to this paragraph and PRODUCER accepts Qualifying Bid".

       The Parties have executed this 2nd Amendment in multiple counterparts to be construed as one effective as of the Closing Date.

OSWEGO HARBOR POWER LLC                     NIAGARA MOHAWK POWER
                                            CORPORATION

By:  /s/ CRAIG A. MATACZYNSKI               By:  /s/ CLEMENT E. NADEAU
   ----------------------------                ---------------------------------
Name: Craig A. Mataczynski                  NAME: Clement E. Nadeau
Title: Authorized Representative            Title: Vice President Electric Delivery

Date:    October 19, 1999                   Date:    10/19/99
     ----------------------------                -------------------------------